FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of December 30, 2008, by and between Jaco Electronics, Inc., a New York corporation (“Seller”), and WPG Americas, Inc., a California corporation (“Purchaser”).

    WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement, dated as of November 7, 2008 (the “Original Agreement”).

    NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the parties hereto irrevocably and mutually agree as follows:

     Capitalized terms used herein without definition shall have the meanings given to such terms in the Original Agreement.

     The definition of “Closing Date” in the Original Agreement is hereby amended to read in its entirety as follows:

    “‘Closing Date’ means the third Business Day following the date on which the conditions specified in Section 7 are satisfied (subject to waiver of such conditions as provided in Section 7) and on which the Closing takes place, but in no event later than January 5, 2009, time being of the essence.”

     The definition of “Escrow Agent” in the Original Agreement is hereby amended to read in its entirety as follows:

    “‘Escrow Agent’ means Business & Escrow Service Center Inc.”

     The definition of “Escrow Agreement” in the Original Agreement is hereby amended to read in its entirety as follows:

    “‘Escrow Agreement’ means the Escrow Agreement among Purchaser, Seller and Escrow Agent, to be dated on or about February 17, 2009 and substantially in the form attached as Exhibit A hereto.”

     Section 2(b) of the Original Agreement is hereby amended to read in its entirety as follows:

    “At the Closing, the Purchaser shall pay to the Seller, or such other Persons as the Seller shall direct in writing, an amount equal to Closing Purchase Price in cash or by wire transfer of immediately available funds to such account(s) as Seller shall so indicate.  On or before February 17, 2009, the Seller shall pay to the Escrow Agent the Escrow Amount to be held by the Escrow Agent subject to the terms and conditions of the Escrow Agreement.”

     A new Section 6(l) shall be added to the Original Agreement as follows:

   “Notwithstanding anything herein to the contrary, the Escrow Agreement shall be executed and delivered on or about February 17, 2009 and the Escrow Amount shall be deposited with the Escrow Agent at that time.”

     Section 7(c)(iii) of the Original Agreement is hereby amended to read in its entirety as follows:

    “The Purchaser shall have paid to the Seller the Closing Purchase Price as contemplated by Section 2(b) hereof.”

     Section 11(a)(iii) of the Original Agreement is hereby amended to read in its entirety as follows:

    “by January 5, 2009, if the transactions herein contemplated have not closed by said date.”

     Purchaser hereby waives the condition set forth in Section 7(b)(iii)(B) of the Original Agreement.

     Purchaser hereby agrees that the term Material Adverse Effect shall not include any change in the assets, operations, properties, results of operations or financial condition of the Business occurring after December 1, 2008; provided, that from and after the date hereof until the Closing Date Seller shall operate the Business in the Ordinary Course of Business and in any event the net book value of the Inventories of the Acquired Assets shall not exceed $21,000,000. In the event that the net book value of the Inventories herein shall exceed $21,000,000 such change shall only be acceptable to the parties subject to mutual agreement.

     Purchaser hereby confirms that notwithstanding anything to the contrary in the Original Agreement, the term of the Sublease for the Hauppauge Office shall be for one (1) year and shall thereafter be extended for successive one (1) year periods cancellable by either party during any such extended period upon giving not less than 120 days written notice thereof.

     This Amendment and the Original Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof.

     Except as otherwise provided herein, all terms and conditions of the Original Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

JACO ELECTRONICS, INC.

By: /s/ Joel Girsky
Name:  Joel Girsky
Title: President

WPG AMERICAS, INC.

By: /s/ KY Chai
Name: KY Chai
Title: President

[Signature Page to First Amendment to Asset Purchase Agreement]